Exhibit 10.1

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant customarily and actually treats and private and confidential.

Acceleration and Clawback Agreement

As you are aware, on January 9, 2024, Juniper Networks, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Hewlett Packard Enterprise Company, a Delaware corporation (“Parent”), and Jasmine Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, the parties agreed to implement the transactions contemplated therein (the “Transactions”), including the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent.

In connection with the Merger, certain employees of the Company and its subsidiaries, including yourself, may be eligible to receive payments that may be considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), which may result in the imposition of an excise tax on such employees. On December 16, 2024, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company approved certain actions to mitigate the potential adverse impact of Section 280G on certain impacted employees, including you, including accelerating to December 2024 (the actual date of such accelerated payment, the “Acceleration Date”) the payment of certain compensation that could otherwise have been paid to you in subsequent years.

As described in Section 4 below, such acceleration of your payments is conditioned upon your timely execution of this Acceleration and Clawback Agreement (this “Agreement”).

1.	Accelerated Payment of Certain Compensation

If you sign this Agreement setting forth the terms and conditions of your obligation to repay accelerated payments, as described in Section 2 below, then to the extent any of the following payments would have otherwise been paid to you following 2024, the Company will instead make the following payments to you in December 2024:

(i)

Payment of the cash portion of your annual incentive program bonus for fiscal year 2024 of the Company at 90% (the “Accelerated Rate”) of the target level of performance (the “Accelerated Cash Bonuses”) (which, for the avoidance of doubt, will be trued up and paid directly to you in the ordinary course of business of the Company in the event that the actual level of performance exceeds the Accelerated Rate of the target level of performance and the component payable in shares of the Company’s common stock, if any, of such annual incentive program bonus will be paid directly to you in the ordinary course of business of the Company); and

(ii)

Accelerated vesting and settlement in 2024 of certain outstanding time-based restricted stock units and a portion of certain outstanding performance-based performance stock units (which, for the avoidance of doubt, the remainder of such performance stock units will vest in accordance with their terms) held by you that would have otherwise settled in accordance with their terms following 2024 (collectively, the “Accelerated RSUs”).

Your specific acceleration and the extent to which any of the types of compensation identified above apply to you are set forth on Schedule A hereto. Any Accelerated Cash Bonuses and/or Accelerated RSUs (collectively, the “Accelerated Amounts”) will offset the corresponding payments or amounts that you would have otherwise become entitled to receive (i) upon the consummation of the Merger or (ii) otherwise in years following 2024, so there will in no event be any duplication of payments.

2.	Clawback of Accelerated Payment

(a) In the event that your employment is terminated by the Company for Cause or Disability or you resign without Good Reason, in each case, prior to the date on which the applicable payment would have been earned and made but for the payment of the Accelerated Amounts, as applicable, and such termination otherwise would have resulted in forfeiture of any portion of the Accelerated RSUs and the Accelerated Cash Bonuses, as applicable, then you shall, and you hereby agree to, promptly repay to the Company (i) the applicable number of shares underlying Accelerated RSUs that were settled in shares in connection with the Accelerated Amounts (or the cash value of such shares based on the closing share price on the termination date) or, if you have sold the underlying shares (or if the shares were automatically converted to cash pursuant to the terms of the Merger Agreement in connection with the closing of the Merger), the net after-tax cash proceeds received by you from the sale or automatic conversion, as the case may be, of the such shares (provided that such net amounts to be repaid will be based on your 2024 marginal combined tax rate and that you will make reasonable best efforts to obtain a refund of the taxes paid in respect of such shares and will promptly pay to the Company any such refund received) and (ii) the applicable cash amounts underlying the Accelerated Cash Bonuses, as applicable. If the actual level of performance for your annual incentive program bonus for fiscal year 2024 is below the Accelerated Rate of the target level of performance, then you shall, and you hereby agree to, promptly repay to the Company the excess of the accelerated 2024 bonus amount that was paid to you over the 2024 bonus amount that would otherwise have been paid based on actual performance. If you are required to make any of the foregoing repayments and fail to repay such amounts in a timely manner and in any case within sixty (60) days following your termination date (other than in the event of, and during any period of, an ongoing dispute between you and the Company regarding the basis of your termination), you shall reimburse the Company for any reasonable fees (including reasonable attorneys’ fees) or costs it incurs in connection with seeking repayment.

(b) For purposes of this Agreement:

(i)

“Cause” shall mean (i) an act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in substantial personal enrichment of you; (ii) your conviction of, or pleading nolo contendere to, a felony; (iii) a willful act by you which constitutes gross misconduct and which is injurious to the Company; or (iv) following delivery to you of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that you have not substantially performed your duties, continued violations by you of your obligations to the Company which are demonstrably willful and deliberate on your part.

(ii)

“Disability” means that you have been unable to perform your Company duties as the result of your incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate your employment. In the event that you resume the performance of substantially all of your duties hereunder before the termination of your employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(iii)

“Good Reason” means your termination of employment following the expiration of any cure period (discussed below) following the occurrence, without your express written consent, of one or more of the following: (i) a material reduction of your duties, authority or responsibilities, relative to your duties, authority or responsibilities as in effect immediately prior to such reduction, except that, with respect to the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company, no longer holding the position of Chief Executive Officer, Chief Financial Officer or General Counsel, respectively, in a public company following a change of control will itself be a material reduction in your duties, authority or responsibilities, constituting Good Reason; (ii) a material reduction by the Company of your base compensation or total target cash compensation as in effect immediately prior to such reduction; or (iii) your relocation to a facility or a location more than forty (40) miles from your then present location.

You will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that you believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

3.	Section 83(b) Election

(a) Pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, you may, on or before the 30th day following the Acceleration Date, make an election (an “83(b) Election”) to report the value of your interest in the Accelerated RSUs in the form attached hereto as Exhibit A.

(b) If you choose to file an 83(b) Election, (i) it is your sole responsibility, and not the responsibility of the Company or any of its affiliates, to timely file the 83(b) Election even if you request that the Company or any of its affiliates or any of their respective managers, directors, officers, employees, agents or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders or financial representatives) assist in making such filing, and (ii) you shall provide to the Company, on or before the 30th day following the Acceleration Date, proof that such election has been timely filed.

4.	Acknowledgements

(a) You hereby acknowledge and agree that the Company’s payment to you of the amounts described in Section 1 above and specifically set forth in Schedule A hereto shall be subject in all respects to the terms, conditions and requirements described in Section 2 above.

(b) Any controversy arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this Agreement, shall be submitted to and decided by final and binding arbitration. The arbitration shall be administered by JAMS and held in the last state where the employee provided services to the Company, before a single arbitrator, in accordance with the then-current rules of JAMS (available at https://www.jamsadr.com/rules-employment-arbitration/english); provided, however, that either party may seek preliminary injunctive relief to maintain or restore the status quo pending a decision of the arbitrator, and the parties consent to the exclusive jurisdiction of the courts of the applicable state or the Federal courts of the United States of America located within the applicable state in connection therewith. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. The decision of the arbitrator shall state in writing the essential findings and conclusions on which the arbitrator’s award is based and be final and binding. A court of competent jurisdiction shall have the authority to enter judgment on the arbitrator’s decision. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing, in each case, that would not otherwise be incurred in connection with filing a claim in court of law, provided that that each side bears its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court. However, the arbitrator may award the party the arbitrator determines has prevailed in the arbitration any reasonable attorney’s fees and costs the party incurred in respect of enforcing its respective rights. Notwithstanding anything to the contrary, nothing in this Agreement shall be interpreted to mean that you are precluded from filing complaints with the California Department of Fair Employment and Housing or Civil Rights Division or other state agency, federal Equal Employment Opportunity Commission, or National Labor Relations Board.

(c) All disputes arising under or related to this Agreement shall at all times be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of California as applied to agreements executed in and to be fully performed within that State.

(d) If any court subsequently determines that any part of this Agreement is invalid or unenforceable, the remainder of the Agreement shall not be affected and shall be given full effect without regard to the invalid portions. Further, any court invalidating any provision of this Agreement shall have the power to revise the invalidated provisions such that the provision is enforceable to the maximum extent permitted by applicable law.

(e) The Company may assign this Agreement to any affiliate of the Company or to any successor to all or substantially all of the business and/or assets of the Company that assumes in writing, or by operation of law, the rights and obligations of the Company hereunder.

This Agreement does not constitute legal or tax advice and may not cover all of the factors that any particular individual should or would consider relevant to the individual’s situation. Each individual must evaluate their unique situation and make their own decisions related to the payments described above and in Schedule A and the terms and conditions thereof. This Agreement does not guarantee that no excise tax will be imposed on you. You should seek advice based on your particular circumstances from an independent tax advisor.

Agreed and acknowledged this 16th day of December, 2024.

/s/ Robert Mobassaly
Robert Mobassaly

SCHEDULE A

Accelerated Payments for Robert Mobassaly

Bonus Type	Accelerated Cash Bonus Value
Annual Cash Bonus	$243,000

Grant ID	Award Type	Grant Date	Original Vesting Date	Number of RSUs/PSUs
[***]	RSU	2/18/2022	2/18/2025	11,121
[***]	RSU	2/20/2023	2/20/2025	10,296
[***]	RSU	2/20/2024	2/20/2025	12,750
[***]	RSU	2/20/2023	2/20/2026	10,296
[***]	RSU	2/20/2024	2/20/2026	12,375
[***]	RSU	2/20/2024	2/20/2027	12,375
[***]	PSU	2/18/2022	2/20/2025	6,315
[***]	PSU	2/18/2022	2/20/2025	5,257

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EXHIBIT A

SECTION 83(b) ELECTION FORM

CERTIFIED MAIL	______________, 2024

RETURN RECEIPT REQUESTED

Internal Revenue Service Center

Re:	Election Under §83(b) of the Internal Revenue Code

Dear Sir or Madam:

The undersigned hereby elects under Section 83(b) of the Internal Revenue Code to include in the taxpayer’s gross income for the taxable year in which the property described below was transferred, the excess (if any), of the fair market value of such property at the time of its transfer, over the amount (if any) paid for such property. Pursuant to Treas. Reg. § 1.83-2(e), the following information is submitted:

1.	Name of taxpayer: _________________

2.	Address of taxpayer: _________________

3.	Social Security Number: _________________

4.

Property with respect to which the election is being made: Shares of common stock of Juniper Networks, Inc., a Delaware corporation issued upon vesting of Juniper Networks, Inc. restricted stock units.

5.	Date Interest Acquired: December [•], 2024

6.	Taxable Year for which election is being made: calendar year 2024

7.

Nature of the Restriction or restrictions to which the property is subject: The interest in the property is subject to forfeiture in the event certain service conditions are not satisfied. In addition, the interest in the property is non-transferable.

8.

Fair Market Value of the property at the time of transfer/acquisition, determined without regard to any restriction other than a nonlapse restriction defined in Treasury Regulation Section 1.83-3(h), is: $[•]

9.	Amount paid for the property: $[•]

Pursuant to Treas. Reg. § 1.83-2(e), a copy of this election has been furnished to the person for whom the undersigned’s services are performed.

Very truly yours,

[•]

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